CONSENT AGREEMENT

     This Consent Agreement (this "Agreement") is made as of June 16, 2008, by and between Citigroup Fund Services, LLC, a Delaware limited liability company formerly known as Forum Shareholder Services, LLC ("Citi") and the undersigned customer of Citi ("Customer"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

     1. Subject Contract. Reference is made to the Transfer Agency and Services Agreement, dated October 16, 2007, between Citi and Customer (the "Contract"), pursuant to which Citi provides transfer agency services to Customer.

     2. Assignment and Assumption. Citi desires to assign its rights under the Contract to Atlantic Fund Administration, LLC ("Assignee"), together with all property of the Customer to which the Contract relates that is in the possession of Citi, together with all related paper and electronic files (the effective date of such assignment being the "Effective Date"). The parties hereto acknowledge that on or prior to the Effective Date Assignee will enter into an agreement with Citi pursuant to which, among other things, Assignee will assume all liabilities under the Contract that relate to or arise out of any facts, circumstances or events that occur on or after the Effective Date and do not arise as a result of a breach by Citi of the Contract prior to the Effective Date.

     3. Consent. Customer hereby consents to the assignment and assumption described above and releases Citi from any and all liability that may arise under or by reason of the Contract on or after the Effective Date, other than as a result of breach by Citi of the Contract before the Effective Date. Customer represents and warrants that it is authorized and empowered to execute and deliver this Agreement. Customer may revoke this Agreement only in a writing delivered to Citi before the Effective Date.

     4. Miscellaneous. This Agreement reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed under the internal laws of the State of Delaware. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, all other terms, covenants and conditions of this Agreement shall remain legal, valid and enforceable and in full force and effect. This Agreement and any provisions hereof may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act an the part of any party (or parties) hereto, but only by an agreement in writing signed by the party (or parties) against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

                               [SIGNATURES FOLLOW]

         CITI:                                 Citigroup Fund Services, LLC


                                               By:    /s/ Lisa Weymouth
                                                      -------------------------
                                               Name:  Lisa Weymouth
                                               Title: Director
                                               Date:  06/16/08


         CUSTOMER:                             Century Capital Management Trust


                                               By:    /s/ Alexander L. Thorndike
                                                      --------------------------
                                               Name:  Alexander L. Thorndike
                                               Title: Chairman
                                               Date:  June 13, 2008





Acknowledged:

ASSIGNEE:

Atlantic Fund Administration, LLC


By:    /s/ Stacey E. Hong
       ---------------------------
Name:  Stacey E. Hong
Title: President
Date:  06/16/08